Exhibit 10.4

AMENDED AND RESTATED EQUITY COMMITMENT LETTER

August 14, 2020

Navidea Biopharmaceuticals, Inc.

Ladies and Gentlemen:

This letter agreement sets forth the commitment of Mastiff Group LLC as lead investor (the “Sponsor”), subject to the terms and conditions contained herein, to purchase, directly or indirectly, certain equity interests of Navidea Biopharmaceuticals, Inc., corporation incorporated under the Laws of Delaware (“NAVB”). This Amended and Restated Equity Commitment Letter supersedes and replaces those letters dated August 9, 2020 and August 13, 2020, which are hereby terminated by mutual agreement.

(1)	Equity Commitment.

(a)

The Sponsor shall, subject to the terms and conditions set forth herein, purchase, or cause the purchase of, equity interests of NAVB, in the form of shares of the Company’s Common Stock (the “Common Stock”), and pay, or cause to be paid, to NAVB in immediately available funds an aggregate cash purchase of up to $25,000,000 (such amount, subject to adjustment pursuant to Section 1(b), the “Equity Commitment”); provided that the Sponsor shall not, under any circumstances, be obligated to contribute more than the Equity Commitment to NAVB and the liability of the Sponsor hereunder shall not exceed the amount of the Equity Commitment..

(b)

The Sponsor may effect the funding of the Equity Commitment directly or indirectly through one or more Affiliates of the Sponsor or any other investment fund that the Sponsor deems appropriate, who shall not be obligated to purchase a number of securities that would cause them to own more than 4.99% of the issued and outstanding shares of NAVB, unless such limitation is waived by the investor. The Sponsor will not be under any obligation under any circumstances to contribute more than the amount of the Equity Commitment to NAVB pursuant to the terms of this letter agreement.

(c)

The definitive agreements (the “Definitive Agreements”), including a Stock Purchase Agreement and Registration Rights Agreement, shall be signed within 7 business days of the date hereof and the funding as set forth in paragraph 3, below, shall be completed not later than 90 calendar days from the date of funding of the Initial Tranche (as defined below).

(2)

Conditions. The Equity Commitment shall be subject to (a) the approval of the additional listing application; and (b) the execution of definitive documents consisting of a purchase agreement, registration rights agreement and such other standard transaction documents.

(3)	Terms of Financing. The initial tranche shall be in the amount of $5,000,000, at a purchase price of $5.00 per share and shall be available to the NAVB 15 business days after the satisfaction of the conditions set forth in paragraph 2, above (the “Initial Tranche”). Thereafter, commencing upon the day after the common shares of NAVB have closed at or above $5.00 for five consecutive trading days on the NYSE American, the Sponsor or other investors designated by the Sponsor shall purchase the remaining amounts (the “Additional Purchases”) under this Equity Commitment from time to time at the market price for NAVB’s shares, but in no case more than $5.75 per share.

(4)

No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of NAVB and the Sponsor. This letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between, the Sponsor or any of its Affiliates, on the one hand, and NAVB or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby. Each of the parties acknowledges that each party and its respective counsel have reviewed this letter agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement.

(5)

Governing Law. This letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof.

(6)

Counterparts. This letter agreement may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

(7)

Termination. This letter agreement and the obligation of the Sponsor to fund the Equity Commitment will terminate automatically and immediately upon the earliest to occur of (a) the mutual agreement of the Sponsor and NAVB, (b) the failure of the parties to agree to the definitive documents and (c) the funding of the initial tranche and the Additional Purchases, at which time such obligation will be discharged but subject to the performance of such obligation. In addition, NAVB may terminate this this letter agreement and the Equity Commitment if the purchase price proposed by the Sponsor is not above the “at-market” per share price on the date of execution of the Definitive Agreements.

(8)

Representations and Warranties. The Sponsor hereby represents and warrants to NAVB that (a) the Sponsor has all limited partnership power and authority to execute, deliver and perform this letter agreement, (b) the execution, delivery and performance of this letter agreement by the Sponsor has been duly and validly authorized and approved by all necessary limited partnership action by it, (c) this letter agreement has been duly and validly executed and delivered by the Sponsor and constitutes a valid and legally binding obligation of the Sponsor, enforceable against it in accordance with the terms of this letter agreement (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)), (d) no action, consent, permit, authorization by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this letter agreement by the Sponsor and (e) the execution, delivery and performance of this letter agreement by the Sponsor do not (x) violate the organizational documents of the Sponsor, (y) violate any applicable Law binding on the Sponsor or the assets of the Sponsor or (z) conflict with any material agreement binding on the Sponsor.

(9)

No Assignment. The Sponsor’s obligation to fund the Equity Commitment may not be assigned or delegated (whether by operation of Law, merger, consolidation or otherwise), except that the Sponsor may assign or delegate all or a portion of its obligations to fund the Equity Commitment to any of the Sponsor’s Affiliates or any other investment fund advised or managed by such Affiliate; provided that any such assignment or delegation shall not relieve the Sponsor of its obligations under this letter agreement to the extent not performed by such Affiliate or fund. NAVB may not assign its rights to any of its Affiliates or other entity owned directly or indirectly by the beneficial owners of NAVB, without the prior written consent of the Sponsor (which shall be given or withheld solely in the discretion of the Sponsor). Any transfer or assignment in violation of this Section 10 shall be null and void and of no force and effect.

(10)

Interpretation. Headings are used for reference purposes only and do not affect the meaning or interpretation of this letter agreement. When a reference is made in this letter agreement to a Section, such reference shall be to a Section of this letter agreement unless otherwise indicated. The word “including” and words of similar import when used in this letter agreement will mean “including, without limitation,” unless otherwise specified.

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Sincerely,
MASTIFF GROUP LLC

/s/ Daniel Wainstein
Daniel Wainstein

Agreed to and accepted:

Navidea Biopharmaceuticals Inc.

By: /s/ Jed A. Latkin
Name: Jed A. Latkin
Title: CEO, CFO & COO

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]